Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

October 26, 2006

Investor Relations Earnings Release

Xcel Energy Announces Third Quarter 2006 Earnings

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $224 million, or 53 cents per share on a diluted basis, for the third quarter of 2006, compared with $198 million, or 47 cents per share, in the third quarter of 2005.

Net income for the quarter, which includes the impact of discontinued operations, was $224 million, or 53 cents per share, in 2006, compared with $196 million, or 47 cents per share, in 2005.

Xcel Energy’s net income for the third quarter of 2006 included the following:

•                  Regulated utility income from continuing operations was $228 million, or 53 cents per share, compared with $194 million, or 46 cents per share, in 2005;

•                  Holding company charges from continuing operations were $1 million, or less than 1 cent per share, compared with income of $6 million, or 1 cent per share in 2005; and

•                  Income from discontinued operations was $0.3 million, or less than 1 cent per share, compared with a loss of $2 million, or less than 1 cent per share, in 2005.

Increased earnings for the third quarter of 2006 were primarily due to stronger base electric and natural gas utility margins.  The stronger utility margins reflect weather-adjusted retail electric sales growth, electric and natural gas rate increases in various jurisdictions, as well as revenue associated with investments in the Metropolitan Emissions Reduction Project.

“We have put together three solid quarters this year, demonstrating overall execution of our business plan.  As a result, we believe that we are well positioned for our annual earnings from continuing operations to be in the upper half of our 2006 guidance range of $1.25 to $1.35 per share,” said Richard C. Kelly, chairman, president and chief executive officer.  “With this earnings release we are initiating 2007 earnings guidance of $1.35 to $1.45 per share from continuing operations.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review third quarter financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800) 374-0832
International Dial-In:	(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on Oct. 26 through 11:59 p.m. CDT on Oct. 31.

Replay Numbers

US Dial-In:	(800) 642-1687
International Dial-In:	(706) 645-9291
Conference ID:	6263006

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2005.

For more information, contact:
R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations  (612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands, Except Per Share Data)

	Three months ended		Nine months ended
	Sept. 30,		Sept. 30,
	2006	2005	2006	2005

Operating revenues:
Electric utility	$2,159,844	$2,063,368	$5,792,287	$5,318,573
Natural gas utility	230,293	207,220	1,519,423	1,368,622
Nonregulated and other	21,454	15,535	61,858	53,344
Total operating revenues	2,411,591	2,286,123	7,373,568	6,740,539

Operating expenses:
Electric fuel and purchased power – utility	1,160,896	1,121,154	3,106,804	2,794,791
Cost of natural gas sold and transported – utility	136,795	127,493	1,156,042	1,028,317
Cost of sales – nonregulated and other	4,096	3,745	16,763	17,163
Other operating and maintenance expenses – utility	411,200	400,748	1,289,583	1,240,857
Other operating and maintenance expenses - nonregulated	8,292	4,913	20,470	21,145
Depreciation and amortization	208,657	189,798	614,982	575,468
Taxes (other than income taxes)	71,552	73,547	221,413	220,634
Total operating expenses	2,001,488	1,921,398	6,426,057	5,898,375

Operating income	410,103	364,725	947,511	842,164

Interest and other income (expense) – net	2,149	1,930	2,686	4,365
Allowance for funds used during construction – equity	8,300	4,265	16,752	14,897

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,165, $6,426, $18,770 and $19,322, respectively)	121,715	117,449	360,372	345,459
Allowance for funds used during construction – debt	(8,363)	(4,979)	(22,245)	(14,347)
Total interest charges and financing costs	113,352	112,470	338,127	331,112

Income from continuing operations before income taxes	307,200	258,450	628,822	530,314
Income taxes	83,025	60,633	156,899	130,241
Income from continuing operations	224,175	197,817	471,923	400,073
Income from discontinued operations – net of tax	287	(1,798)	2,112	830
Net income	224,462	196,019	474,035	400,903
Dividend requirements on preferred stock	1,060	1,060	3,180	3,180
Earnings available for common shareholders	$223,402	$194,959	$470,855	$397,723

Weighted average common shares outstanding (in thousands):
Basic	406,123	402,735	405,234	402,028
Diluted	430,000	426,085	429,095	425,368
Earnings per share – basic:
Income from continuing operations	$0.55	$0.49	$1.16	$0.99
Income from discontinued operations	—	(0.01)	—	—
Total	$0.55	$0.48	$1.16	$0.99
Earnings per share – diluted:
Income from continuing operations	$0.53	$0.47	$1.12	$0.96
Income from discontinued operations	—	—	—	—
Total	$0.53	$0.47	$1.12	$0.96

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended		Nine months ended
	Sept. 30,		Sept. 30,
	2006	2005	2006	2005
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.53	$0.46	$1.15	$0.99
Holding company costs and other	—	0.01	(0.03)	(0.03)
Earnings per share – continuing operations	0.53	0.47	1.12	0.96

Income from discontinued operations	—	—	—	—
Total earnings per share – diluted	$0.53	$0.47	$1.12	$0.96

The following table summarizes significant components contributing to the changes in the third quarter and year-to-date 2006 earnings per share compared with the same periods in 2005, which are discussed in more detail later in the release.

	Three months ended	Nine months ended
	Sept. 30,	Sept. 30,
2005 Earnings per share – diluted	$0.47	$0.96

Components of change – 2006 vs. 2005
Higher base electric utility margins	0.08	0.28
Higher natural gas margins	0.02	0.03
Lower short-term wholesale and commodity trading margins	—	(0.05)
Higher depreciation and amortization expense	(0.03)	(0.06)
Higher utility operating and maintenance expense	(0.02)	(0.07)
Other	0.01	0.03
Net change in earnings per share – continuing operations	0.06	0.16

Changes in Earnings Per Share – Discontinued Operations	—	—
2006 Earnings per share – diluted	$0.53	$1.12

Note 2.  Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Three months ended			Nine months ended
	Sept. 30,			Sept. 30,
	2006 vs. Normal	2005 vs. Normal	2006 vs. 2005	2006 vs. Normal	2005 vs. Normal	2006 vs. 2005
Firm natural gas	$0.01	$0.00	$0.01	$(0.02)	$(0.01)	(0.01)
Retail electric	$0.03	$0.04	$(0.01)	$0.05	$0.05	$0.00
Total	$0.04	$0.04	$0.00	$0.03	$0.04	$(0.01)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and nine-month periods ended Sept. 30, 2006, compared with the same periods in 2005.

	Three months ended		Nine months ended
	Sept. 30,		Sept. 30,
	Actual	Normalized	Actual	Normalized
Electric residential	1.1%	2.0%	1.3%	1.7%
Electric commercial and industrial	1.7%	2.4%	2.3%	2.1%
Total retail electric sales	1.5%	2.3%	2.1%	2.0%
Firm natural gas sales *	26.0%	8.7%	(4.5)%	(0.6)%

*                 Due to the low volume of natural gas sales for the third quarter, the firm natural gas sales growth is not a meaningful measure.

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenue and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations.

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 09/30/2006
Electric utility revenue (excluding commodity trading)	$2,089	$63	$—	$2,152
Electric fuel and purchased power utility	(1,106)	(55)	—	(1,161)
Commodity trading revenue	—	—	185	185
Commodity trading costs	—	—	(177)	(177)
Gross margin before operating expenses	$983	$8	$8	$999
Margin as a percentage of revenue	47.1%	12.7%	4.3%	42.7%

3 months ended 09/30/2005
Electric utility revenue (excluding commodity trading)	$2,004	$61	$—	$2,065
Electric fuel and purchased power-utility	(1,078)	(43)	—	(1,121)
Commodity trading revenue	—	—	282	282
Commodity trading costs	—	—	(284)	(284)
Gross margin before operating expenses	$926	$18	$(2)	$942
Margin as a percentage of revenue	46.2%	29.5%	(0.7)%	40.1%

9 months ended 09/30/2006
Electric utility revenue (excluding commodity trading)	$5,644	$134	$—	$5,778
Electric fuel and purchased power utility	(2,989)	(118)	—	(3,107)
Commodity trading revenue	—	—	520	520
Commodity trading costs	—	—	(506)	(506)
Gross margin before operating expenses	$2,655	$16	$14	$2,685
Margin as a percentage of revenue	47.0%	11.9%	2.7%	42.6%

9 months ended 09/30/2005
Electric utility revenue (excluding commodity trading)	$5,162	$153	$—	$5,315
Electric fuel and purchased power-utility	(2,700)	(95)	—	(2,795)
Commodity trading revenue	—	—	513	513
Commodity trading costs	—	—	(509)	(509)
Gross margin before operating expenses	$2,462	$58	$4	$2,524
Margin as a percentage of revenue	47.7%	37.9%	0.8%	43.3%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base Electric Utility Margin - Base electric utility margin, which is primarily derived from retail customer sales, increased approximately $57 million for the third quarter of 2006 and approximately $193 million in the first nine months of 2006, compared with the same periods in 2005.  For more information on quarter and year-to-date changes, see the table below.

	Three months ended Sept. 30,	Nine months ended Sept. 30,
(Millions of Dollars)	2006 vs. 2005	2006 vs. 2005
NSP-Minnesota interim base rate changes, subject to refund	$35	$98
Sales growth (excluding weather impact)	15	37
NSP-Wisconsin rate changes, including fuel and purchased power recovery	20	39
Metro Emission Reduction Project rider	11	29
Transmission fee classification change	(21)	(19)
Firm wholesale	1	18
PSCo ECA incentive	(17)	(18)
Quality of service obligations	10	16
Purchased capacity costs	4	2
Estimated impact of weather	(3)	—
Other, including miscellaneous revenue and fuel handling	2	(9)
Total base electric utility margin increase	$57	$193

The transmission fee classification changed from other operating and maintenance expenses-utility in 2005 to electric utility margin in 2006, with no impact on operating income or net income.  The change resulted from an analysis conducted in conjunction with the expiration and renegotiation of certain transmission agreements, resulting in better alignment of reporting for such costs consistent with the Midwest Independent Transmission System Operator (MISO) classification.

Short-term Wholesale and Commodity Trading Margins - Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

As expected, short-term wholesale margins declined for the first nine months of 2006 compared with the same period in 2005, due to retail sales growth, which reduced surplus generation available for sale in the wholesale market, decreased opportunities to sell due to the MISO centralized dispatch market, and the Minnesota rate case settlement agreement to refund to customers the majority of short-term wholesale margins attributable to Minnesota jurisdiction customers starting in 2006.

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenue and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
(Millions of dollars)	2006	2005	2006	2005
Natural gas utility revenue	$230	$207	$1,519	$1,369
Cost of natural gas sold and transported	(137)	(127)	(1,156)	(1,028)
Natural gas utility margin	$93	$80	$363	$341

The following summarizes the components of the changes in natural gas margin for the three and nine months ended Sept. 30:

	Three months ended Sept. 30,	Nine months ended Sept. 30,
(Millions of dollars)	2006 vs. 2005	2006 vs. 2005
Base rate changes – all jurisdictions	$10	$23
Transportation	2	6
Estimated impact of weather	2	(5)
Sales decline - excluding weather impact	(2)	(2)
Other	1	—
Total natural gas margin increase	$13	$22

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the third quarter of 2006 increased $10 million, or 2.6 percent, compared with the same period in 2005. The increase is primarily due to higher performance based employee benefit costs for the quarter based on year-to-date results, and higher nuclear and combustion/hydro plant costs.  Partially offsetting the increase is the reclassification of year-to-date transmission expense to electric margin previously discussed, which has no impact on net income.

Other operating and maintenance expenses for the first nine months of 2006 increased $49 million, or 3.9 percent, compared with the same period in 2005. Higher employee benefit costs, which are primarily performance-based, and higher nuclear and combustion/hydro plant costs were offset by lower nuclear plant outage costs and the transmission reclassification mentioned above.  For more information, see the following table:

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(Millions of Dollars)	2006 vs. 2005		2006 vs. 2005
Higher employee benefit costs, primarily performance-based	$21		20
Transmission fees classification change	(21)		(19)
Higher (lower) nuclear plant outage costs	2		(19)
Higher nuclear plant operating costs	6	x	19
Higher combustion/hydro plant costs	6		16
Higher consulting costs	3		7
Higher uncollectible receivable costs	—		7
Higher (lower) conservation incentive program costs	(1)		3
Other, including fleet transportation costs, facilities costs, and information technology costs	(6)		15
Total operating and maintenance expense increase	$10		$49

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $19 million, or 9.9 percent, for the third quarter, and $40 million, or 6.9 percent, for the first nine months of 2006, compared with the same periods in 2005.  The increase is due to normal plant additions and an approved change in decommissioning accruals resulting in an additional depreciation expense of $5.2 million for the quarter and $15 million year-to-date.

Income Taxes – Income taxes for continuing operations increased by $22.4 million for the third quarter of 2006, compared with 2005.  The increase in income tax expense was primarily due to an increase in pretax income.  Income tax expense was partially offset by the reversal of a $9.8 million regulatory reserve in the third quarter of 2006 and by recognition of research and experimentation credits and net operating loss carry back claims of $10.4 million in the third quarter of 2005.  The effective tax rate for continuing operations was 27.0 percent for the third quarter of 2006, compared with 23.5 percent for the same period in 2005.  The increase in the effective tax rate was primarily due to an increase in the forecasted annual effective tax rate for 2006 as compared to 2005.  Without the additional tax benefits, the effective tax rate would have been 30.2 percent in the third quarter of 2006 and 27.5 percent in the third quarter of 2005.

Income taxes for continuing operations increased by $26.7 million for the first nine months of 2006, compared with 2005.  The increase in income taxes was primarily due to an increase in pretax income.  The effective tax rate for continuing operations was 25.0 percent for the first nine months of 2006, compared with 24.6 percent for the same period in 2005.  The increase in the effective tax rate was primarily due to an increase in the forecasted annual effective tax rate in 2006, compared with 2005.  Without the additional tax benefits, the effective tax rate would have been 29.3 percent for the first nine months of 2006 and 26.5 percent for the first nine months of 2005.

Note 3.  Xcel Energy Capital Structure

The following is the capital structure of Xcel Energy at Sept. 30, 2006:

	Balance at Sept. 30, 2006	Percentage of Total Capitalization
(Billions of Dollars)
Current portion of long-term debt	$0.1	1%
Short-term debt	0.4	3%
Long-term debt	6.7	51%
Total debt	7.2	55%

Preferred equity	0.1	1%
Common equity	5.7	44%
Total equity	5.8	45%

Total capitalization	$13.0	100%

Note 4.  Rates and Regulation

NSP-Minnesota Electric Rate Case – NSP-Minnesota requested an electric rate increase in Minnesota of $156 million, based on a requested 11 percent return on common equity, a projected common equity to total capitalization ratio of 51.7 percent and a projected electric rate base of $3.2 billion.

On Sept. 1, 2006, the Minnesota Public Utility Commission (MPUC) issued a written order granting an electric revenue increase of approximately $131 million for 2006 based on an authorized return on equity of 10.54 percent. In 2007, the rate increase will be reduced to $115 million to reflect the return of Flint Hills, a large industrial customer, to the NSP-Minnesota system.  The MPUC rejected arguments by the Minnesota Office of the Attorney General regarding the recoverability of NSP-Minnesota’s income tax benefits associated with NRG Energy, Inc.(NRG), a former subsidiary of Xcel Energy.

On Sept. 21, 2006, NSP-Minnesota filed a petition for reconsideration of the decision to reduce the rate increase for revenues associated with the return of Flint Hills, and the recoverability of additional tree trimming expense.  Other parties filed petitions regarding income tax benefits associated with NRG and a clarification of certain order language.    The MPUC has scheduled a hearing on Nov. 10, 2006, to consider the petitions for reconsideration.

Public Service Co. of Colorado (PSCo) Electric Rate Case – In 2006, PSCo filed with the Colorado Public Utilities Commission (CPUC) to increase electricity rates by $208 million annually, beginning Jan. 1, 2007. The request is based on a return on equity of 11 percent, an equity ratio of 59.9 percent and an electric rate base of $3.4 billion.  No interim rate increase has been implemented.

On Oct. 20, 2006, PSCo entered into a comprehensive settlement agreement with several of the parties to the case, including the CPUC staff, the Office of Consumer Counsel, the Colorado Energy Consumers, The Kroger Co., Climax Molybdenum Company, and the Commercial Group.  If approved by the CPUC, the settlement would authorize an overall rate increase, effective Jan. 1, 2007. The settlement provides for an increase in base rates of

$107 million, including an increase to depreciation expense of approximately $13.8 million and use of year-end 2006 rate base treatment for Comanche construction work in progress costs; an estimated $39.4 million in purchased capacity cost adjustment (PCCA) revenue and an estimated $4.6 million in electric commodity adjustment (ECA) revenue to recover certain WindSource program costs.  As a part of the total revenue increase of $151 million, the settlement also included the following terms:

•                  A 10.50 percent return on equity and a 60 percent equity ratio;

•                  A PCCA rider for all purchased capacity costs, with no revenue credit;

•                  Recovery of certain WindSource-related costs through the ECA and the remainder through WindSource rates;

•                  Implementation of a residential late payment fee of 1.00 percent; and

•                  Recovery of fuel and purchased energy costs through the ECA

The parties requested that the CPUC hold hearings on the settlement beginning on Nov. 2, 2006.

Southwestern Public Service Co. (SPS)-Texas Electric Rate Case – On May 31, 2006, SPS filed a Texas retail electric rate case requesting an increase in annual revenues of approximately $48 million, or 6.0 percent.  The rate filing is based on a historical test year, an electric rate base of $943 million, a requested return on equity of 11.6 percent and a common equity ratio of 51.1 percent.

On Sept. 25, 2006, SPS filed corrections to its rate case revenue requirements calculations, increasing the revenue requirements an additional $15 million, to approximately $63 million.  The principal revision involves SPS’ jurisdictional allocator and the overstatement of wholesale transmission revenue credits.  In order to establish new rates as quickly as possible, SPS did not refile the entire case.  As a result, SPS will be limited to the $48 million increase originally requested.  Final rates are now expected to be effective in the second quarter of 2007.  No interim rate increase has been implemented.  A new procedural schedule in the case is listed below.

•	Intervenor Testimony	Dec. 15, 2006
•	PUCT Staff Testimony	Jan. 12, 2007
•	Hearings	Jan. 31 through Feb. 23, 2007
•	Decision	May 1, 2007

Note 5.  Capital Expenditure Forecast

The capital expenditure programs of Xcel Energy are subject to continuing review and modification.  Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, compliance with current and future environmental requirements, as well as alternative plans for meeting Xcel Energy’s long-term energy needs.  Plans for meeting future resource needs are subject to the review, potential modification and approval by regulatory agencies in the jurisdictions in which Xcel Energy operates.

The following is the consolidated Xcel Energy capital expenditure forecast:

Project Description	2006	2007	2008	2009	2010
(Millions of Dollars)
Base and other capital expenditures	$850	$850	$830	$990	$980
MERP	350	270	180	40	10
Comanche 3	200	340	280	60	10
Minnesota wind transmission	60	120	10	50	20
CapX 2020	—	10	20	110	240
Nuclear capacity increases and life extension	160	180	180	250	240
Total	$1,620	$1,770	$1,500	$1,500	$1,500

The following is an update of the capital expenditure forecast for each of the utility subsidiaries of Xcel Energy:

Utility Subsidiary	2006	2007	2008	2009	2010
(Millions of Dollars)
NSP-Minnesota	$910	$880	$680	$810	$820
NSP-Wisconsin	60	70	70	50	60
PSCo	550	680	620	510	500
SPS	100	140	130	130	120
Total	$1,620	$1,770	$1,500	$1,500	$1,500

Nuclear Capacity Increases and Life Extension - In August 2004, Xcel Energy announced plans to pursue 20-year license renewals for the Monticello and Prairie Island nuclear plants, whose licenses will expire between 2010 and 2014.  License renewal applications for Monticello were submitted to the Nuclear Regulatory Commission (NRC) and the MPUC in early 2005.  License renewal is expected to be approved by the NRC in November 2006, and the MPUC issued its approval in October 2006 allowing additional spent fuel storage.  The MPUC stayed the order until June 2007, following the Minnesota legislative session.  Similar applications will be submitted for Prairie Island in 2008, with approval expected in 2010.

At the direction of the MPUC, Xcel Energy is pursuing capacity increases at all three units that will total approximately 250 megawatts, to be implemented, if approved, between 2009 and 2015.  The life extension and capacity increase for Prairie Island Unit 2 is contingent on replacement of Unit 2’s original steam generators, currently planned for replacement during the refueling outage in 2013.  Total capital investment for these activities is estimated to be approximately $1 billion between 2006 and 2015.  Xcel Energy plans to seek approval for an alternative recovery mechanism from customers of its’ nuclear costs.

Note 6.  Xcel Energy Earnings Guidance

2006 Earnings Guidance – Xcel Energy anticipates that its 2006 earnings per share from continuing operations will be in the upper half of the guidance range shown below.  Key assumptions are detailed in the following table.

2006 Diluted EPS Range
Utility operations	$1.25 - $1.35
COLI tax benefit	$0.10
Holding company financing costs and other	$(0.10)
Xcel Energy Continuing Operations – EPS	$1.25 - $1.35

Key Assumptions for 2006:

•                  Normal weather patterns are experienced for the remainder of the year;

•                  Final Minnesota electric rate case results consistent with MPUC Sept. 1, 2006 order;

•                  No material incremental accruals related to the SPS regulatory proceedings;

•                  Weather-adjusted retail electric utility sales grow by approximately 1.8 percent to 2.1 percent;

•                  Weather-adjusted retail natural gas utility sales decline by approximately 1.0 percent to 2.0 percent;

•                  Short-term wholesale and commodity trading margins are within a range of $30 million to $40 million;

•                  Utility operating and maintenance expenses increase approximately 4 percent from 2005 levels;

•                  Depreciation expense increases approximately $45 million to $55 million, excluding decommissioning;

•                  Decommissioning accruals increase approximately $20 million;

•                  Interest expense increases approximately $10 million to $15 million from 2005 levels;

•                  Allowance for funds used during construction recorded for equity financing increases approximately $5 million to $10 million from 2005 levels;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits, which is currently being litigated with the Internal Revenue Service;

•                  The effective tax rate for continuing operations is approximately 24 percent to 26 percent; and

•                  Average common stock and equivalents total approximately 430 million shares, based on the “If Converted” method for convertible notes.

2007 Earnings Guidance – Xcel Energy’s 2007 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2007 Diluted EPS Range
Utility operations	$1.39 - $1.49
COLI tax benefit	$0.11
Holding company financing costs and other	$(0.15)
Xcel Energy Continuing Operations – EPS	$1.35 - $1.45

Key Assumptions for 2007:

•                  Normal weather patterns are experienced during the year;

•                  Final Minnesota electric rate case results consistent with MPUC Sept. 1, 2006 order;

•                  Approval by the Colorado Commission of the settlement agreement in the Colorado electric rate case;

•                  Reasonable rate recovery is approved in the Texas electric rate case;

•                  No material incremental accruals related to the SPS regulatory proceedings;

•                  Weather-adjusted retail electric utility sales grow by approximately 1.7 percent to 2.2 percent;

•                  Weather-adjusted retail natural gas utility sales decline by approximately 1.0 percent to 2.0 percent;

•                  Short-term wholesale and commodity trading margins are within a range of $15 million to $25 million;

•                  Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $35 million.  Capacity costs at PSCo are expected to be recovered under the PCCA;

•                  Utility operating and maintenance expenses increase between 2 percent and 3 percent from 2006 levels;

•                  Depreciation expense increases approximately $45 million to $55 million;

•                  Interest expense increases approximately $35 million to $40 million from 2006 levels;

•                  Allowance for funds used during construction recorded for equity financing increases approximately $17 million to $23 million from 2006 levels;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits, which is currently being litigated with the Internal Revenue Service;

•                  The effective tax rate for continuing operations is approximately 28 percent to 31 percent; and

•                  Average common stock and equivalents total approximately 433 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

Three months ended Sept. 30,	2006	2005
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,390,137	$2,270,588
Nonregulated and other revenue	21,454	15,535
Total revenue	$2,411,591	$2,286,123

Income from continuing operations	$224,175	$197,817
Income from discontinued operations	287	(1,798)
Net income	$224,462	$196,019

Earnings available for common shareholders	$223,402	$194,959
Average shares – common and potentially dilutive (1000’s)	430,000	426,085

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.53	$0.46
Losses from nonregulated subsidiaries and holding company	—	0.01
Earnings per share - continuing operations	0.53	0.47

Discontinued operations	—	—

Total earnings per share – GAAP	$0.53	$0.47

Nine months ended Sept. 30,	2006	2005
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$7,311,710	$6,687,195
Nonregulated and other revenue	61,858	53,344
Total revenue	$7,373,568	$6,740,539

Income from continuing operations	$471,923	$400,073
Income from discontinued operations	2,112	830
Net income	$474,035	$400,903

Earnings available for common shareholders	$470,855	$397,723
Average shares – common and potentially dilutive (1000’s)	429,095	425,368

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$1.15	$1.00
Losses from nonregulated subsidiaries and holding company	(0.03)	(0.04)
Earnings per share - continuing operations	1.12	0.96

Discontinued operations	—	—

Total earnings per share – GAAP	$1.12	$0.96

Book value per share	$13.99	$13.36